Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-36981, 33-91196, 333-60665, 333-69042, 333-128363, 333-128364, 333-148502, 333-184202, 333-201997, 333-206123 and 333-211222) of Orbital ATK, Inc. of our report dated April 28, 2017 relating to the financial statements, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
McLean, Virginia
February 21, 2018